                                                                  Exhibit (a)(6)

                     RIVERSOURCE INTERNATIONAL SERIES, INC.

                           CERTIFICATE OF DESIGNATION
                         PURSUANT TO MINNESOTA STATUTES,
                            SECTION 302A.401, SUBD. 3

     The undersigned, being the duly elected Secretary of RiverSource International Series, Inc., a Minnesota corporation (the Company), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Company on June 11, 2009:

                           APPROVAL OF DESIGNATION OF
                     NEW SERIES AND CLASS WITHIN SUCH SERIES

          WHEREAS, the articles of incorporation of the Company permit the board of directors (the Board), by resolution, to authorize the issuance of shares of the Company in separate series and classes and to establish the rights and preferences of each such series and class; and

          WHEREAS, the Board previously has adopted resolutions, which have been filed with the Minnesota Secretary of State pursuant to Minn. Stat.
          Section 302A.401, Subd. 3, authorizing the issuance of shares of the Company in the following series and classes and establishing the rights and preferences of such series and classes:

Series                                            Classes Within Series
------                                  ----------------------------------------
RiverSource Disciplined International
Equity Fund                             A, B, C, I, R2, R2, R4, R5 and W
Threadneedle European Equity Fund       A, B, C, I and R4
Threadneedle International
Opportunity Fund                        A, B, C, I, R2, R3, R4 and R5; and

          WHEREAS, the Board wishes to establish one new series of shares and to establish a class of shares within such new series; now, therefore, be it

          RESOLVED, That the Board hereby establishes the following new series (the New Series) and class within such new series (the New Class):

New Series                       New Class Within New Series
----------                       ---------------------------
Threadneedle Asia Pacific Fund   R5; and further

          RESOLVED, That the Board may from time to time, by resolution duly adopted, change the names of the New Series and the New Class, with such changes to be effective when they are set forth in the prospectus or prospectuses pursuant to which they are offered to the public; and further

          RESOLVED, That the New Series shall be a separate investment company established and offered to investors pursuant to a registration statement filed with the Securities and Exchange Commission and shall have those rights and preferences as set forth herein and in the registration statement pertaining thereto, declared effective by the Securities and Exchange Commission, and as required under the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder, effective on the date the stock was purchased or exchanged, or as subsequently changed as permitted by law; and further

          RESOLVED, That the New Class shall be subject to those differences in the amount of distribution costs, shareholder service fees, transfer agent fees, exchange privileges and other aspects as are set out in the registration statement pertaining thereto filed with the Securities and Exchange Commission and effective on the date the stock was purchased or exchanged, or as subsequently changed as permitted by law, and in all other manner the New Class shall be the same as any other class; and further

          RESOLVED, That all monies received by the Company for the issuance and sale of stock of the New Series, together with all assets, income, earnings, profits and proceeds derived therefrom, shall be the assets solely of the New Series and any monies received not specifically identified as belonging to the New Series or another series shall be allocated between or among all series of the Company in proportion to the respective net assets of each series or as the Board shall determine; and further

          RESOLVED, That all liabilities incurred on behalf of the New Series shall be charted against the assets of that series and be solely the obligations of that series to which they relate and all liabilities and expenses of the Company not specifically pertaining to the New Series or another series shall be charged against all series in proportion to the respective net assets of each series or as the Board shall determine; and further

          RESOLVED, That assets identified as relating to a New Class shall belong solely to the shareholders of that class and liabilities, costs and expenses applicable to a New Class shall be obligations solely of that class; and further

          RESOLVED, That the New Series may convert the class designation on any share to another class designation automatically in accordance with the terms set forth in the registration statement pertaining thereto filed with the Securities and Exchange Commission and effective on the date the stock was purchased or exchanged or as subsequently changed as permitted by law; and further

          RESOLVED, That dividends and distributions shall be determined and paid by the New Series out of the assets, earnings or surplus of that series in an amount solely at the discretion of the Board as permitted by Minnesota law; and further

          RESOLVED, That in the event of liquidation or dissolution of the Company, holders of shares of the New Series shall have priority and shall be entitled to the assets belonging to that series; and further

          RESOLVED, That the Board may invest the assets of the New Series in shares of another open-end management investment company for the purpose of having those assets managed as part of a combined pool; and further

          RESOLVED, That each share of capital stock of a New Class shall be voted by class and each share of capital stock of the New Series shall be voted by series and/or by class (a) as required by the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder; (b) when the Board determines that a matter affects the New Series or the New Class in a materially different way; or (c) when the Board determines a matter affects only one or some of the series or classes of the Company's capital stock, including the New Series or the New Class; and further

          RESOLVED, That all provisions pertaining to capital stock as set forth in Article III of the Company's articles of incorporation apply to the New Series and to the New Class; and further

          RESOLVED, That the Board may establish additional classes of the New Series by resolution.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on June 11, 2009.

                                        RIVERSOURCE INTERNATIONAL SERIES, INC.


                                        /s/ Scott R. Plummer
                                        ----------------------------------------
                                        Scott R. Plummer
                                        Secretary

SEAL
STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
JUNE 11, 2009


/s/ Mark Ritchie

Secretary of State